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                                                         EXHIBIT 10.11.M; PAGE 1


                  MOTOR VEHICLE CONTRACT AND SECURITY AGREEMENT

This Motor Vehicle Contract and Security Agreement (the "Agreement") is made effective as of August 1, 1998, by and between Floyd Panning and Lorraine Panning, JTWROS (collectively, the "Seller"), 317 Calle Chueca, San Clemente, CA 92673, and Electropure, Inc. (the "Buyer"), 23456 South Pointe Drive, Laguna Hills, CA 92653, and states the agreement of the parties as follows:

                            MOTOR VEHICLE DESCRIPTION

NEW/USED       USED                     ODOMETER READING     40,010
YEAR           1994                     VEHICLE ID NO.       1G6KS52Y3RU831536
MAKE           CADILLAC                 COLOR                FOREST GREEN
BODY STYLE     4 DOOR SEDAN             LICENSE NO.          3HNX906
MODEL          SEVILLE (SLS)

                DISCLOSURES PURSUANT TO THE TRUTH-IN-LENDING ACT

ANNUAL PERCENTAGE RATE       FINANCE CHARGE          AMOUNT FINANCED        TOTAL OF PAYMENTS        TOTAL SALE PRICE
   The cost of your       The dollar amount the    The amount of credit    The amount you will      The total cost of
  credit as a yearly      credit will cost you.   provided to you or on    have paid after you       your purchase on
         rate.                                         your behalf.           have made all         credit, including
                                                                          payments as scheduled.   your down payment of
                                                                                                         $3,000.
         9.00%                  $2,296.00               20,000.00               $22,896.00              $25,896.00

                                PAYMENT SCHEDULE

         NUMBER OF PAYMENTS        AMOUNT OF PAYMENTS      WHEN PAYMENTS ARE DUE
            One Payment                 3,000.00              August 1, 1998
            35 Payments                   636.00              August 15, 1998
            One Payment                   636.00              July 15, 2001

                         ADDITIONAL TERMS AND AGREEMENTS

A. PROMISE TO PAY: Buyer promises to pay the down payment and the Amount Financed, plus the finance charges on the Amount Financed, as shown in the Payment Schedule. The Finance charges are to be computed daily on a simple interest basis by applying the Annual Percentage Rate to the unpaid portion of the Amount Financed until all sums due under this contract are fully paid. Payments will be applied first to any unpaid deferred downpayment, then to the finance charges and then to repay the Amount Financed.

B. SIMPLE INTEREST CONTRACT: This is a simple interest contract. The Finance Charge, Total of Payments and Payment Schedule shown may differ from the amount Buyer will


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                                                         EXHIBIT 10.11.M; PAGE 2


ultimately have to pay if payments are not received on their exact due dates or the Seller adds amounts to the amount Buyer owes for any of the reasons stated below.

C. SECURITY INTEREST: Buyer hereby grants Seller a security interest under the California Uniform Commercial Code in the vehicle and all parts or accessories put on the vehicle and in all insurance premiums financed for you or rebates from insurance premiums, service contracts, and in the proceeds of any insurance policies covering the vehicle or credit or disability insurance policies financed hereunder, which security interest secures all sums which may become due under this contract, as well as any modifications, extensions, renewals, amendments, or re-financing of it.

D. USE OF VEHICLE: Buyer agrees to keep the vehicle free of all taxes and liens, except in favor of Seller, and not to use the vehicle, or permit the vehicle to be used, illegally, improperly, or for hire, or to expose the vehicle to misuse, seizure, or confiscation, or other involuntary transfer, even if the vehicle was not the subject of judicial or administrative action. Buyer agrees not to make any material change in the vehicle or allow any material change in it to be made, or to remove the vehicle, or allow it to be removed from this State for a period in excess of 30 days or transfer any interest in the vehicle. Buyer agrees to keep the vehicle in good working condition and make all necessary repairs. Buyer agrees not to remove the vehicle, or to permit its removal, from this country. Although Seller is not obligated to do so, if Seller elects to pay any liens, fees or taxes in connection with the vehicle, or to expend any other amount to protect Seller's interest in the vehicle, Buyer will reimburse Seller, at Seller's options: (i) within 5 days of Seller's demand upon Buyer to do so, or (ii) Seller may add the dollar amount of any such liens, fees, taxes or other charges Seller pays to the balance of this contract, accruing interest, from the time Seller pays such amounts until the time Buyer pays them to Seller, at the annual percentage rate shown on the face of this contract, with such dollar amount and interest due at maturity of this contract or in monthly installments due on the remaining payment dates shown on the face of this contract, as Seller might choose.

E. INSURANCE: Buyer agrees to keep the vehicle insured in favor of Seller with a policy satisfactory to Seller, with comprehensive, fire, theft and collision coverage, insuring the vehicle in an amount sufficient to cover the value of the vehicle. Buyer agrees to deliver the policies to Seller, and Buyer agrees that Seller may (i) contact Buyer's insurance agent to verify coverage or to add Seller as a loss payee or lienholder, (ii) make any claim under Buyer's insurance policy, (iii) cancel the insurance on Buyer's default, and (iv) receive any payment of loss or return premium, and apply the amounts received, at Seller's option, to replacement of the property or to Buyer's indebtedness under this Agreement, including indebtedness not yet due. If Buyer fails to maintain such insurance, Seller may, at Seller's option, procure such insurance to protect Seller's interest in the property, and Buyer agrees to pay for such insurance and finance charges on the premiums on demand at the annual percentage rate shown on the reverse, according to the notice Seller sends Buyer. Buyer agrees that any insurance Seller purchases may be for the protection of only Seller's interest in the property, and may be for the remaining term of the contract or any shorter period as Seller may determine. Buyer understands that the insurance premiums may be higher if Seller must purchase insurance than if Buyer had purchased the insurance itself. Buyer agrees that Seller can use any proceeds from insurance to either repair or replace the vehicle or to reduce Buyer's debt under this contract as Seller may decide. Whether or not the vehicle is insurance, Buyer must pay for it if it is lost, damaged or destroyed.


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                                                         EXHIBIT 10.11.M; PAGE 3



F. PREPAYMENT OF AMOUNT OWED: Buyer may prepay all amounts due under this contract at any time without penalty. In addition, if Buyer fails to make any payment when due or perform any other agreement provided for in this contract, Seller may, in addition to other remedies, declare all sums immediately due and payable. If Buyer prepays a portion of the balance, the payment will be credited first to interest and the balance to the unpaid Amount Financed. The next payment will be due on the next regular installment date.

G. DEFAULT: If Buyer breaches any warranty or defaults in the performance in any promise Buyer makes in this agreement, including, but not limited to, making of any payment when due, or becomes insolvent, or files any proceeding under the U.S. Bankruptcy Code, or upon Buyer's dissolution, or if the vehicle is damages, destroyed, or impounded, Seller may at the Seller's option and without notice or demand (1) declare all unpaid sums immediately due and payable (2) file suit against Buyer for all unpaid sums (3) take immediate possession of the motor vehicle (4) exercise any other legal or equitable remedy. Upon taking possession of the motor vehicle and giving notice as provided by law, if Buyer does not redeem the vehicle, Seller will sell it, at public or private sale. Seller may purchase the vehicle at any public sale. The proceeds of the sale will be applied first to the expenses of retaking, reconditioning, storing and selling the property, and the remainder will be applied to unpaid sums owing under this contract, including collection costs and attorney fees. If there is any money left over (surplus) it will be paid to Seller. If a balance still remains owning, Buyer promises to pay the same upon demand. If Buyer defaults or breaches this agreement, Buyer agrees to pay finance charges at the annual percentage rate shown on the first paid until all sums owing Seller are paid in full or judgment is entered. Seller's remedies are cumulative and taking of any action shall not be a waiver or prohibit Seller from pursuing any other remedy. Buyer agrees that upon Buyer's default, Seller shall be entitled to recover from Buyer all reasonable collection costs, including, but not limited to, an attorney's fee. In addition, if Seller repossesses the vehicle, Buyer grants to Seller and Seller's agents permission to enter upon any premises owned by Buyer. Buyer agrees that Seller is entitled to recover from Buyer all reasonable costs and expenses arising out of that repossession, including, but not limited to, any sums Seller pays third party agents. With respect to any sums Seller is entitled to recover pursuant to the previous two sentences, Buyer will reimburse Seller, at Seller's option (i) within 5 days of demand upon Buyer to do so or
(ii) Seller may add the dollar amount of any such sums, costs and expenses to the balance of this contract, accruing interest, from the time Seller pays such amounts until the time Buyer pays them to Seller, at the annual percentage rate shown on the face of this contract.

H. EXCELLERATION OF CONTRACT: In the event that the employment of Floyd H. Panning ("Panning") by Buyer shall terminate for any reason which is not a voluntary act by Panning prior to the final payment shown in the Payment Schedule, Seller may at Seller's option and without notice or demand (1) declare all unpaid sums immediately due and payable, or (2) take immediate possession of the motor vehicle. Buyer agrees that if Seller repossesses the vehicle pursuant to the preceding sentence, Buyer's obligations under the Payment Schedule shown in this contract shall terminate. However, Buyer agrees that Seller shall be entitled to collect from Buyer any reasonable costs, expenses and attorneys fees incurred by Seller resulting from the excelleration of the contract.


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                                                         EXHIBIT 10.11.M; PAGE 4



I. WARRANTIES OF SELLER: Seller agrees to take all necessary steps to transfer to Buyer all of Seller's rights in the Limited Warranty on the vehicle described in Exhibit "A" attached hereto and made a part hereof and except for the warranty provided thereby, Buyer agrees that there are no express or implied warranties with respect to the merchantability, suitability, fitness for purpose, or otherwise concerning the vehicle, parts or accessories described herein. Seller disclaims any warranty or representation as to the accuracy of the mileage on the odometer. Seller does not warrant the correctness of the year of manufacture or model of said vehicle. Buyer agrees that it has verified the description of the vehicle to its satisfaction and there is no warranty as to the correctness of the description of the vehicle.

J. AMENDMENT: This Agreement may not be amended except by written document executed by all parties.

K. SUBJECT HEADINGS: Subject headings are included for convenience only and shall not be deemed part of this Agreement.

L. SEVERABILITY: If any provision of this Agreement shall be held unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision to other circumstances shall be interpreted so as best to effect the intent of the parties. The parties further agree to replace any such unenforceable provision with an enforceable provision (and to take such other action) which will achieve, to the extent possible, the purposes of the unenforceable provision.

M. CHOICE OF LAW AND VENUE: This Agreement shall be governed by and construed under the laws of the State of California in force from time to time.

N. PARTIES BOUND: This Agreement is binding on and shall inure to the benefit of the parties and their respective successors, assigns, heirs, and legal representatives.

O. SURVIVAL: The representations, warranties, covenants, and agreements contained in this Agreement shall survive the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have executed this Motor Vehicle Contract and Security Agreement as of the date first above written.

SELLER:                                     BUYER:

                                            ELECTROPURE, INC.

BY  /S/ FLOYD H. PANNING                    BY   /S/ CATHERINE PATTERSON
    ---------------------------                  ---------------------------
        FLOYD H. PANNING                             CATHERINE PATTERSON
                                                     CHIEF FINANCIAL OFFICER

BY  /S/ LORRAINE PANNING
    ---------------------------
        LORRAINE PANNING

        317 Calle Chueca                             23456 South Pointe Drive
         San Clemente, CA 92673                      Laguna Hills, CA 92653


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